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Century Financial Corporation to Merge with Citizens Bancshares, Inc.

             PR Newswire, Monday, November 17, 1997 at 17:34

     SALINEVILLE, Ohio, Nov. 17 /PRNewswire/ -- Marty E. Adams, President and CEO of Citizens Bancshares, Inc. ("Citizens"), Salineville, Ohio, (NASDAQ:CICS), and Joseph N. Tosh II, President and CEO of Century Financial Corporation ("Century"), Rochester, Pennsylvania, (NASDAQ:CYFN), have signed a letter of intent calling for Century to merge with Citizens. In futherance of the transaction, Century has granted Citizens a binding option, exercisable under certain conditions, to purchase up to 19.9% of Century's outstanding common shares. In the merger, each share of Century outstanding common stock will be converted into .425 shares of Citizens common shares in a tax-free exchange, subject to certain adjustments. The merger will be accounted for as pooling of interests. The transaction is valued at approximately $138 million based on the current market price of $61.75 per share for Citizens common shares.

     Century has assets totaling $459 million, loans of $351 million, and deposits of $393 million. Century operates 13 banking offices, 12 of which are in Beaver County, and 1 in Butler County. Initially, Century will operate as a wholly-owned subsidiary of Citizens. Future plans call for Century to then operate as a division of Citizens' lead bank, The Citizens Banking Company.

     Assuming execution of a definitive merger agreement, approval by the appropriate regulatory authorities, and approval by the shareholders of Century and Citizens, the transaction is expected to be completed during the second quarter of 1998.

     Adams said, "I am excited that Citizens is able to continue the natural expansion of its market area into western Pennsylvania. This merger provides even greater convenience for our already existing customer base in that tri-state region. Century has been very successful in understanding and meeting the financial needs of the communities it serves. It follows, then, that Rochester will remain as the division headquarters, and the name 'Century' will endure. The structure of this merger assures that Century's customers will continue to receive superior financial service through a local community institution."

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     Tosh commented, "This affiliation delivers a lot of value to Century shareholders, and ensures that its employees and customers will continue to be well-served. Century has always prided itself on being the local, community bank. This affiliation will continue these strong ties to our communities. Citizens has been very successful in serving its market franchise and, like us, is committed to providing exceptional customer service. Century employees should have greater opportunities for professional growth within the combined Citizens-Century organization; in the long-term, total employment at Century should actually increase as Citizens-Century continues to grow in western Pennsylvania."

     Citizens is a $1 billion bank holding company, and the parent of Freedom Financial Life Insurance Company, Freedom Express, Inc., The Citizens Banking Company, and First National Bank of Chester located in northern West Virginia. Citizens recently announced the acquisition of 3 Belmont county branches of Metropolitan Savings Bank of Ohio, and UniBank, a commercial bank in Steubenville, Ohio, with 12 locations. At the closing of the named transactions, Citizens will have 3 subsidiary banks operating in 2 counties in Pennsylvania, 1 county in West Virginia, and 6 counties in Ohio. With 63 contributing bank locations, assets will then total approximately $1.9 billion.

SOURCE  Citizens Bancshares, Inc.
     -0-                             11/17/97
/CONTACT: William L. White III, Chief Financial Officer, of Citizens Bancshares, 330-679-2328, ext. 2805